SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of Earliest Event Reported): March 8, 2002

WACKENHUT CORRECTIONS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14260	65-0043078

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Wackenhut Drive #200, Palm Beach Gardens, FL	33410-4243

(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (800) 666-5640

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Item 5. Other Events.

     On March 8, 2002, The Wackenhut Corporation, a Florida corporation (“Wackenhut”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Group 4 Falck A/S, a corporation organized under the laws of Denmark (“Group 4 Falck”), and Milestone Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Group 4 Falck (“Merger Sub”). Pursuant to the Merger Agreement, Group 4 Falck will acquire all of the issued and outstanding capital stock of Wackenhut through the merger (the “Merger”) of Merger Sub with and into Wackenhut.

     As a result of the Merger, Group 4 Falck will become the indirect beneficial owner of Wackenhut's 57% ownership interest in Wackenhut Corrections Corporation ("WCC"). WCC's common stock will continue to trade on the New York Stock Exchange. Due to certain provisions of Florida law, Group 4 Falck and Wackenhut requested that the Merger be approved by WCC's board of directors. In response to this request, WCC's board of directors formed a special independent committee to investigate and evaluate the Merger. The special independent committee determined that, as a prerequisite to recommending that the WCC board of directors approve the Merger, it was advisable for WCC to enter into an agreement with Group 4 Falck and Wackenhut to govern the relationship between WCC, Group 4 Falck and Wackenhut following the consummation of the Merger (the "WCC Agreement"). After negotiations between WCC's special independent committee and Group 4 Falck and Wackenhut, the WCC Agreement was entered into by WCC, Wackenhut and Group 4 Falck on March 8, 2002.

     The WCC Agreement provides, among other things, that (1) for a period of three years following the Merger, the board of directors of WCC will consist of nine members, five of which will be independent directors, two of which will be WCC officers and two of which will be Group 4 Falck representatives, (2) during the one year period following the Merger, the nominating and compensation committee of the WCC board of directors will consist of three members, two of which will be independent directors and one of which will be a WCC director nominated by Group 4 Falck, and (3) until such time as Group 4 Falck directly or indirectly owns less than 49% of WCC's outstanding common stock, (i) neither Group 4 Falck nor Wackenhut will engage in the business of managing or operating prison, detention facility or mental health facility management businesses anywhere in the United States, and (ii) representatives of Group 4 Falck and Wackenhut who serve on WCC's board of directors will not have access to certain proprietary, confidential information of WCC, its subsidiaries or affiliates. The WCC Agreement also requires that any purchases of WCC common stock by either Wackenhut or Group 4 Falck during the three year period following the Merger be made only at a price approved by a majority of the independent directors of WCC.

     Upon consideration of all information regarding the Merger which it deemed relevant, including, but not limited to, the protections afforded by the WCC Agreement and the advice of its independent legal and financial advisers, the special independent committee unanimously recommended that WCC's board of directors approve the Merger. Based upon this recommendation, WCC's board of directors approved the Merger on March 8, 2002.

     The foregoing summary is qualified in its entirety by reference to the WCC Agreement, which is filed as an exhibit hereto and incorporated by reference.

Item 7. Financial Statements And Exhibits

     (c)  Exhibits.

Exhibit No.	Description

10.1	Agreement, dated as of March 8, 2002, by and among Group 4 Falck A/S, Wackenhut Corrections Corporation and The Wackenhut Corporation

99.1	Press Release dated March 8, 2002

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACKENHUT CORRECTIONS CORPORATION

March 8, 2002	By:/s/ John G. O'Rourke

Date	John G. O'Rourke Senior Vice President of Finance, Treasurer and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated as of March 8, 2002, by and among Group 4 Falck A/S, Wackenhut Corrections Corporation and The Wackenhut Corporation.

99.1	Press release dated March 8, 2002.